Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-231986) of our report dated May 14, 2020, on our audits of the consolidated financial statements and financial statement schedule of Park Aerospace Corp. and subsidiaries as of March 1, 2020 and March 3, 2019 and for each of the years in the three-year period ended March 1, 2020, which report is included in the Annual Report on Form 10-K of Park Aerospace Corp. for the year ended March 1, 2020.

/s/ CohnReznick LLP

Roseland, New Jersey

May 14, 2020